Exhibit 10.2

Date: December, 5 2018

Leow Yoon Liang
Director

Venvici Partners Limited

45 Ubi Crescent

Singapore 408590

Dear Mr Leow,

Re: Appointment of Venvici Partners Limited As Trustee and Nominee For Share Issuance

Noble Vici Group, Inc. (the “Corporation”) will be issuing an aggregate total of up to Ten Million Eight Hundred Thirty Eight Thousand One Hundred Forty One (10,838,141) shares of common stock of the Corporation (“Shares”), at a per share price of Two Dollars (US $2.00) to all eligible members of the Sales Team (“Members”).

Venvici Partners Limited (“VVP”) is hereby appointed to serve as the trustee and nominee to hold, administer and distribute the Shares on behalf of and, as applicable, to the Members. Specifically, in its capacity as nominee and trustee, VVP shall:

•	Hold the Shares in its name in trust for and on behalf of the Members;
•	Administer and retain beneficial ownership records of the Shares;
•	Distribute, upon a Member’s request and receipt of all relevant and proper documentation, the Shares to such Member or its designee(s) (“Distribution”), which Distribution shall be made through VVP’s appointed Brokerage firm (“Broker”).

The Corporation shall provide to VVP Shareholder Representation Letters of all Members and any other documents as the Corporation may deem necessary or desirable to assist VVP in fulfilling its obligations as trustee and nominee hereunder.

Thank you.

Yours Sincerely,

__________________________________

Eldee Tang

Chief Executive Officer & Director

Noble Vici Group, Inc.

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Acceptance of Appointment

I, Leow Yoon Liang, director and representative of Noble Infotech Limited, accept the appointment set forth above.

Dated this 5th day, December 2018

__________________________________

Leow Yoon Liang

Venvici Partners Limited